As filed with the Securities and Exchange Commission on August 17, 2020.
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BAY BANKS OF VIRGINIA, INC.
 (Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1838100 (I.R.S. Employer Identification No.)
1801 Bayberry Court Richmond, Virginia (Address of Principal Executive Offices)	23226 (Zip Code)
__________________

BAY BANKS OF VIRGINIA, INC.
2020 STOCK INCENTIVE PLAN
 (Full title of the plan)

Randal R. Greene
President and Chief Executive Officer
Bay Banks of Virginia, Inc.
1801 Bayberry Court
Richmond, Virginia 23226
(Name and address of agent for service)

(844) 404-9668
 (Telephone number, including area code, of agent for service)
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ☑
Non-accelerated filer ◻	Smaller reporting company ☑
Emerging growth company ◻
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $5.00 per share	625,000	$6.55	$4,093,750	$532

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)
Pursuant to Rule 457(h), the offering price is based on the average of the high ($6.59) and low ($6.50) prices of a share of Common Stock as reported on the OTC Markets Group’s OTCQB tier on August 14, 2020.

PART I

Information Required in Section 10(a) Prospectus

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or delivered to the participants of the Plan covered by this Registration Statement as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”);

(2)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

(3)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on June 15, 2020 that have been incorporated by reference into the Form 10-K;

(4)	the Registrant’s Current Reports on Form 8-K, filed on January 2, 2020, January 29, 2020, June 15, 2020, August 13, 2020 and August 17, 2020; and

(5)	the description of the Registrant’s Common Stock as set forth in the Registrant’s registration statement on Form 8-B, filed on August 6, 1997.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Virginia SCA”), permits a Virginia corporation to indemnify any director or officer for expenses incurred in connection with the proceeding by a director who is a party to a proceeding because the individual is a director in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she is not entitled to indemnification. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. To meet the relevant standard of conduct, the Virginia SCA provides that the director or officer must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director or officer must not have had reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the expenses incurred by a director or officer is mandatory by a corporation when he or she was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the VSCA, the articles of incorporation of the Registrant contain provisions that indemnify its directors and that eliminate the liability of both its directors and officers to the fullest extent permitted by Virginia law. These provisions do not limit or eliminate the rights of the Registrant or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions only apply to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law. In addition, the Registrant’s articles of incorporation provide for the indemnification of directors for expenses and/or liabilities they incur in connection with the defense of claims asserted against them in their capacities as directors. The right of indemnification extends to judgments, fines, or penalties assessed against them. The Registrant is authorized to limit its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage. The rights of indemnification provided in the articles of incorporation of the Registrant are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation, as amended, of Bay Banks of Virginia, Inc. (Incorporated by reference to Exhibit 3.1 to the Form 10-K for the year ended December 31, 2002).

4.2	Articles of Amendment to Articles of Incorporation of Bay Banks of Virginia, Inc. (Incorporated by reference to Exhibit 3.2 to the Form 10-K filed April 9, 2018).

4.3	Bylaws, as amended, of Bay Banks of Virginia, Inc. (Incorporated by reference to Exhibit 3.2 to the Form 8-K filed on October 1, 2018).

4.4	Bay Banks of Virginia, Inc. 2020 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Form 10-Q filed August 7, 2020).

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Dixon Hughes Goodman LLP.*
24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Virginia, on August 17, 2020.

BAY BANKS OF VIRGINIA, INC.

Date: August 17, 2020	By:	/s/ Randal R. Greene
Randal R. Greene
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Randal R. Greene and Judy C. Gavant, each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Randal R. Greene Randal R. Greene	President and Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2020
/s/ Judy C. Gavant Judy C. Gavant	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2020
/s/ C. Frank Scott, III C. Frank Scott, III	Chairman, Board of Directors	August 17, 2020
/s/ C. Dwight Clarke C. Dwight Clarke	Director	August 17, 2020
/s/ Elizabeth H. Crowther Elizabeth H. Crowther	Director	August 17, 2020
/s/ Richard A. Farmar Richard A. Farmar	Director	August 17, 2020
/s/ John C. Hodges John C. Hodges	Director	August 17, 2020
/s/ Julien G. Patterson Julien G. Patterson	Director	August 17, 2020
/s/ Randolph N. Reynolds, Jr. Randolph N. Reynolds, Jr.	Director	August 17, 2020
/s/ Vance H. Spilman Vance H. Spilman	Director	August 17, 2020
/s/ James P. VanLandingham James P. VanLandingham	Director	August 17, 2020
/s/ D. Kyle Woolfolk, Jr. D. Kyle Woolfolk, Jr.	Director	August 17, 2020